EXHIBIT 99.1

TRANSOCEAN LTD. REPORTS FIRST QUARTER 2020 RESULTS

•

Total contract drilling revenues were $759 million (total adjusted contract drilling revenues of $807 million), compared with  $792 million in the fourth quarter of 2019 (total adjusted contract drilling revenues of $839 million);

•	Revenue efficiency(1) was 94.4%, compared with 96.2% in the prior quarter;
•	Operating and maintenance expense was $540 million, compared with $575 million in the prior period;
•

Net loss attributable to controlling interest was $392 million, $0.64 per diluted share, compared with net loss attributable to controlling interest of $51 million, $0.08 per diluted share, in the fourth quarter of 2019;

•

Adjusted net loss was $187 million, $0.30 per diluted share, excluding $205 million of net unfavorable items. This compares with adjusted net loss of $263 million, $0.43 per diluted share, in the previous quarter;

•	Adjusted EBITDA was $235 million, compared with adjusted EBITDA of $223 million in the prior quarter; and
•	Contract backlog was $9.6 billion as of the April 2020 Fleet Status Report.

STEINHAUSEN, Switzerland—April 29, 2020—Transocean Ltd. (NYSE: RIG) today reported net loss attributable to controlling interest of $392 million, $0.64 per diluted share, for the three months ended March 31, 2020.

First quarter 2020 results included net unfavorable items of $205 million, or $0.34 per diluted share, as follows:

•	$167 million, $0.28 per diluted share, loss on impairment of assets; and
•	$57 million, $0.09 per diluted share, loss on retirement of debt.

These unfavorable items were partially offset by:

•	$19 million, $0.03 per diluted share, related to discrete tax items.

After consideration of these net unfavorable items, first quarter 2020 adjusted net loss was $187 million, or $0.30 per diluted share.

Contract drilling revenues for the three months ended March 31, 2020,  decreased sequentially by $33 million, primarily due to reduced activity related to rigs that were idle and lower revenue efficiency. These decreases were partially offset by a full quarter of revenues from the  recently reactivated ultra‑deepwater floaters Deepwater Mykonos and Deepwater Corcovado.

First quarter 2020 results reflected a non-cash revenue reduction of $48 million, compared to $47 million in the prior quarter, from contract intangible amortization associated with the Songa and Ocean Rig acquisitions.

Operating and maintenance expense was $540 million, compared with $575 million in the prior quarter. The sequential decrease was the result of lower in-service maintenance cost across our fleet, activation costs in the prior quarter, and reduced activity due to lower utilization. This was partially offset by higher expense reimbursed by our customers and higher severance cost.

General and administrative expense was $43 million, as compared to $54 million in the fourth quarter of 2019. The decrease was primarily due to legal,  professional and advisory fees incurred in the fourth quarter that were not repeated in the first quarter.

Interest expense, net of amounts capitalized, was $160 million, in line with the fourth quarter. Interest income was $9 million, compared with $10 million in the previous quarter.

The Effective Tax Rate(2) was 1.1%,  down from 30.3% in the prior quarter.  The decrease was primarily due to various discrete period tax items, including the carryback of net operating losses in the U.S. as a result of the Coronavirus Aid, Relief and Economic Security Act, settlements and expirations of uncertain tax positions, gains and losses on currency exchange rates and changes in valuation allowance. The Effective Tax Rate excluding discrete items was (9.5)% compared to (47.2)% in previous quarter.

Cash flows used in operating activities were $48 million, compared to cash provided by operating activities of $147 million in the prior quarter. The first quarter cash used in operating activities increased  sequentially from operating cash generated in the fourth quarter, during which we experienced a high level of collections. This was primarily a result of more normalized collections on customer receivables combined with increased cash used in our operations including the timing of interest disbursements and payments as well as tax withholdings and tax payments in a number of non-U.S. jurisdictions.

First quarter 2020 capital expenditures of  $107 million decreased primarily due to reduced expenditures for the reactivation of two rigs and leasehold improvements, partially offset by increased expenditures for our newbuild rigs under construction. This compares with $128 million in the previous quarter.

“With the challenges we confronted related to COVID-19, I am very proud of the strong quarterly financial results we delivered,” said Jeremy Thigpen, President and Chief Executive Officer. “Through outstanding effort across our entire organization, we delivered revenue in line with our guidance, and at lower than projected costs; even with the additional hurdles we overcame crewing and equipping our rigs to meet their contractual requirements for our customers. Looking forward, we recognize the dramatic decline in oil prices, coupled with the continued uncertainties surrounding the containment of COVID-19, and the resumption of the global economy, will invariably delay the contracting activity that we expected in 2020. However, with our industry-leading backlog and proven track record for managing costs, we expect to continue to deliver industry-best margins. With continued strong operating performance, and the prudent management of our liquidity, Transocean is well-positioned to continue delivering the highest level of service while keeping our employees and our customers safe.”

Non-GAAP Financial Measures

We present our operating results in accordance with accounting principles generally accepted in the U.S. (U.S. GAAP). We believe certain financial measures, such as Adjusted Contract Drilling Revenues, EBITDA, Adjusted EBITDA and Adjusted Net Income, which are non-GAAP measures, provide users of our financial statements with supplemental information that may be useful in evaluating our operating performance. We believe that such non-GAAP measures, when read in conjunction with our operating results presented under U.S. GAAP, can be used to better assess our performance from period to period and relative to performance of other companies in our industry, without regard to financing methods, historical cost basis or capital structure. Such non-GAAP measures should be considered as a supplement to, and not as a substitute for, financial measures prepared in accordance with U.S. GAAP.

All non-GAAP measure reconciliations to the most comparative U.S. GAAP measures are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

About Transocean

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells. The company specializes in technically demanding sectors of the global offshore drilling business with a particular focus on ultra-deepwater and harsh environment drilling services, and believes that it operates one of the most versatile offshore drilling fleets in the world.

Transocean owns or has partial ownership interests in, and operates a fleet of 41 mobile offshore drilling units consisting of 28 ultra-deepwater floaters, 12 harsh environment floaters and one midwater floater. In addition, Transocean is constructing two ultra-deepwater drillships.

For more information about Transocean, please visit: www.deepwater.com.

Conference Call Information

Transocean will conduct a teleconference starting at 9 a.m. EDT, 3 p.m. CEST, on Thursday,  April 30, 2020, to discuss the results. To participate, dial +1 323-994-2082 and refer to conference code 7191786 approximately 10 minutes prior to the scheduled start time.

The teleconference will be simulcast in a listen-only mode at: www.deepwater.com, by selecting Investors, News, and Webcasts. Supplemental materials that may be referenced during the teleconference will be available at: www.deepwater.com, by selecting Investors, Financial Reports.

A replay of the conference call will be available after 12 p.m. EDT,  6 p.m. CEST, on April 30, 2020. The replay, which will be archived for approximately 30 days, can be accessed at +1 719-457-0820, passcode 7191786 and pin 6698. The replay will also be available on the company’s website.

Forward-Looking Statements

The statements described herein that are not historical facts are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements could contain words such as "possible," "intend," "will," "if," "expect," or other similar expressions. Forward-looking statements are based on management’s current expectations and assumptions, and are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict. As a result, actual results could differ materially from those indicated in these forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, estimated duration of customer contracts, contract dayrate amounts, future contract commencement dates and locations, planned shipyard projects and other out-of-service time, sales of drilling units, timing of the company’s newbuild deliveries, operating hazards and delays, risks associated with international operations, actions by customers and other third parties, the fluctuation of current and future prices of oil and gas, the global and regional supply and demand for oil and gas, the intention to scrap certain drilling rigs, the success of our business following prior acquisitions, the effects of the spread of and mitigation efforts by governments, businesses and individuals related to contagious illnesses, such as COVID-19, and other factors, including those and other risks discussed in the company's most recent Annual Report on Form 10-K for the year ended December 31, 2019, and in the company's other filings with the SEC, which are available free of charge on the SEC's website at: www.sec.gov. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or expressed or implied by such forward-looking statements. All subsequent written and oral forward-looking statements attributable to the company or to persons acting on our behalf are expressly qualified in their entirety by reference to these risks and uncertainties. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement, and we undertake no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that occur, or which we become aware of, after the date hereof, except as otherwise may be required by law. All non-GAAP financial measure reconciliations to the most comparative GAAP measure are displayed in quantitative schedules on the company’s website at: www.deepwater.com.

This press release, or referenced documents, do not constitute an offer to sell, or a solicitation of an offer to buy, any securities, and do not constitute an offering prospectus within the meaning of article 652a or article 1156 of the Swiss Code of Obligations. Investors must rely on their own evaluation of Transocean and its securities, including the merits and risks involved. Nothing contained herein is, or shall be relied on as, a promise or representation as to the future performance of Transocean.

Notes

(1)

Revenue efficiency is defined as actual contract drilling revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage. Maximum revenue is defined as the greatest amount of contract drilling revenues, excluding revenues for contract terminations and reimbursements, the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions. See the accompanying schedule entitled “Revenue Efficiency.”

(2)	Effective Tax Rate is defined as income tax expense divided by income before income taxes. See the accompanying schedule entitled “Supplemental Effective Tax Rate Analysis.”

Analyst Contacts:

Bradley Alexander

+1 713-232-7515

Lexington May

+1 832-587-6515

Media Contact:

Pam Easton

+1 713-232-7647

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2020	2019

Contract drilling revenues	$759	$754

Costs and expenses
Operating and maintenance	540	508
Depreciation and amortization	206	217
General and administrative	43	49
	789	774
Loss on impairment	(168)	—
Gain (loss) on disposal of assets, net	(1)	7
Operating loss	(199)	(13)

Other income (expense), net
Interest income	9	10
Interest expense, net of amounts capitalized	(160)	(166)
Loss on retirement of debt	(57)	(18)
Other, net	12	8
	(196)	(166)
Loss before income tax benefit	(395)	(179)
Income tax benefit	(4)	(8)

Net loss	(391)	(171)
Net income attributable to noncontrolling interest	1	—
Net loss attributable to controlling interest	$(392)	$(171)

Loss per share
Basic	$(0.64)	$(0.28)
Diluted	$(0.64)	$(0.28)

Weighted-average shares outstanding
Basic	614	611
Diluted	614	611

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions, except share data)
(Unaudited)

	March 31,	December 31,
	2020	2019

Assets
Cash and cash equivalents	$1,483	$1,790
Accounts receivable, net of allowance of $2 at March 31, 2020	654	654
Materials and supplies, net of allowance of $127 at March 31, 2020 and December 31, 2019	459	479
Restricted cash accounts and investments	531	558
Other current assets	164	159
Total current assets	3,291	3,640

Property and equipment	23,935	24,281
Less accumulated depreciation	(5,355)	(5,434)
Property and equipment, net	18,580	18,847
Contract intangible assets	560	608
Deferred income taxes, net	20	20
Other assets	1,000	990
Total assets	$23,451	$24,105

Liabilities and equity
Accounts payable	$244	$311
Accrued income taxes	41	64
Debt due within one year	581	568
Other current liabilities	728	781
Total current liabilities	1,594	1,724

Long-term debt	8,576	8,693
Deferred income taxes, net	277	266
Other long-term liabilities	1,529	1,555
Total long-term liabilities	10,382	10,514

Commitments and contingencies

Shares, CHF 0.10 par value, 641,063,270 authorized, 140,976,550 conditionally authorized, 617,970,525 issued and 614,545,303 outstanding at March 31, 2020, and 639,674,422 authorized, 142,365,398 conditionally
authorized, 617,970,525 issued and 611,871,374 outstanding at December 31, 2019	60	59
Additional paid-in capital	13,431	13,424
Accumulated deficit	(1,691)	(1,297)
Accumulated other comprehensive loss	(331)	(324)
Total controlling interest shareholders’ equity	11,469	11,862
Noncontrolling interest	6	5
Total equity	11,475	11,867
Total liabilities and equity	$23,451	$24,105

TRANSOCEAN LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Three months ended
	March 31,
	2020	2019
Cash flows from operating activities
Net loss	$(391)	$(171)
Adjustments to reconcile to net cash provided by operating activities:
Contract intangible asset amortization	48	45
Depreciation and amortization	206	217
Share-based compensation expense	8	9
Loss on impairment	168	—
(Gain) loss on disposal of assets, net	1	(7)
Loss on retirement of debt	57	18
Deferred income tax expense (benefit)	10	(19)
Other, net	18	11
Changes in deferred revenues, net	5	1
Changes in deferred costs, net	(11)	(1)
Changes in other operating assets and liabilities, net	(167)	(154)
Net cash used in operating activities	(48)	(51)

Cash flows from investing activities
Capital expenditures	(107)	(52)
Proceeds from disposal of assets, net	1	12
Investments in unconsolidated affiliates	(6)	(60)
Proceeds from maturities of unrestricted and restricted investments	—	123
Net cash provided by (used in) investing activities	(112)	23

Cash flows from financing activities
Proceeds from issuance of debt, net of discounts and issue costs	743	540
Repayments of debt	(909)	(616)
Other, net	(9)	(15)
Net cash used in financing activities	(175)	(91)

Net decrease in unrestricted and restricted cash and cash equivalents	(335)	(119)
Unrestricted and restricted cash and cash equivalents, beginning of period	2,349	2,589
Unrestricted and restricted cash and cash equivalents, end of period	$2,014	$2,470

TRANSOCEAN LTD. AND SUBSIDIARIES
FLEET OPERATING STATISTICS

	Three months ended
	March 31,	December 31,	March 31,
Contract Drilling Revenues (in millions)	2020	2019	2019
Contract drilling revenues
Ultra-deepwater floaters	$528	$502	$476
Harsh environment floaters	220	278	258
Deepwater floaters	—	—	7
Midwater floaters	11	12	13
Total contract drilling revenues	$759	$792	$754

	Three months ended
	March 31,	December 31,	March 31,
Average Daily Revenue (1)	2020	2019	2019
Ultra-deepwater floaters	$332,600	$336,800	$339,900
Harsh environment floaters	303,100	307,700	286,300
Midwater floaters	112,600	119,400	88,600
Total drilling fleet	$314,900	317,700	$306,500

	Three months ended
	March 31,	December 31,	March 31,
Utilization (2)	2020	2019	2019
Ultra-deepwater floaters	61%	56%	47%
Harsh environment floaters	63%	76%	80%
Midwater floaters	39%	33%	40%
Total drilling fleet	60%	61%	56%

	Three months ended
	March 31,	December 31,	March 31,
Revenue Efficiency (3)	2020	2019	2019
Ultra-deepwater floaters	97%	98%	100%
Harsh environment floaters	89%	94%	94%
Midwater floaters	87%	91%	92%
Total drilling fleet	94%	96%	98%

(1) Average daily revenue is defined as contract drilling revenues earned per operating day. An operating day is defined as a calendar day during which a rig is contracted to earn a dayrate during the firm contract period after commencement of operations.

(2) Rig utilization is defined as the total number of operating days divided by the total number of available rig calendar days in the measurement period, expressed as a percentage.

(3) Revenue efficiency is defined as actual contract drilling revenues, excluding revenues for contract terminations and reimbursements, for the measurement period divided by the maximum revenue calculated for the measurement period, expressed as a percentage.  Maximum revenue is defined as the greatest amount of contract drilling revenues, excluding revenues for contract terminations and reimbursements, the drilling unit could earn for the measurement period, excluding amounts related to incentive provisions.

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED NET INCOME (LOSS) AND ADJUSTED DILUTED EARNINGS (LOSS) PER SHARE
(In millions, except per share data)

YTD
03/31/20
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(392)
Loss on impairment of assets	167
Loss on retirement of debt	57
Discrete tax items	(19)
Net loss, as adjusted	$(187)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(0.64)
Loss on impairment of assets	0.28
Loss on retirement of debt	0.09
Discrete tax items	(0.03)
Diluted loss per share, as adjusted	$(0.30)

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/19	12/31/19	09/30/19	09/30/19	06/30/19	06/30/19	03/31/19
Adjusted Net Loss
Net loss attributable to controlling interest, as reported	$(1,255)	$(51)	$(1,204)	$(825)	$(379)	$(208)	$(171)
Acquisition and restructuring costs	6	5	1	—	1	1	—
Gain on bargain purchase	(11)	—	(11)	—	(11)	(9)	(2)
Loss on impairment of assets	609	25	584	583	1	1	—
(Gain) loss on disposal of assets, net	5	(2)	7	6	1	2	(1)
Gain on terminated construction contracts	(132)	(132)	—	—	—	—	—
Loss on retirement of debt	41	2	39	12	27	9	18
Discrete tax items and other, net	(150)	(110)	(40)	(10)	(30)	(5)	(25)
Net loss, as adjusted	$(887)	$(263)	$(624)	$(234)	$(390)	$(209)	$(181)

Adjusted Diluted Loss Per Share:
Diluted loss per share, as reported	$(2.05)	$(0.08)	$(1.97)	$(1.35)	$(0.62)	$(0.34)	$(0.28)
Acquisition and restructuring costs	0.01	0.01	—	—	—	—	—
Gain on bargain purchase	(0.02)	—	(0.02)	—	(0.02)	(0.01)	—
Loss on impairment of assets	0.99	0.04	0.97	0.96	—	—	—
(Gain) loss on disposal of assets, net	0.01	—	0.01	0.01	—	—	—
Gain on terminated construction contracts	(0.22)	(0.22)	—	—	—	—	—
Loss on retirement of debt	0.07	—	0.06	0	0	0	0.03
Discrete tax items and other, net	(0.24)	(0.18)	(0.07)	(0.02)	(0.05)	—	(0.05)
Diluted loss per share, as adjusted	$(1.45)	$(0.43)	$(1.02)	$(0.38)	$(0.64)	$(0.34)	$(0.30)

TRANSOCEAN LTD. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES AND RECONCILIATIONS
ADJUSTED CONTRACT DRILLING REVENUES
EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION AND AMORTIZATION AND RELATED MARGINS
(In millions, except percentages)

YTD
03/31/20

Contract drilling revenues	$759
Contract intangible amortization	48
Adjusted Contract Drilling Revenues	$807

Net loss	$(391)
Interest expense, net of interest income	151
Income tax benefit	(4)
Depreciation and amortization	206
Contract intangible amortization	48
EBITDA	10

Loss on impairment of assets	168
Loss on retirement of debt	57
Adjusted EBITDA	$235

EBITDA margin	1%
Adjusted EBITDA margin	29%

	YTD	QTD	YTD	QTD	YTD	QTD	YTD
	12/31/19	12/31/19	09/30/19	09/30/19	06/30/19	06/30/19	03/31/19

Contract drilling revenues	$3,088	$792	$2,296	$784	$1,512	$758	$754
Contract intangible amortization	187	47	140	48	92	47	45
Adjusted Contract Drilling Revenues	$3,275	$839	$2,436	$832	$1,604	$805	$799

Net loss	$(1,257)	$(55)	$(1,202)	$(825)	$(377)	$(206)	$(171)
Interest expense, net of interest income	617	150	467	155	312	156	156
Income tax expense (benefit)	59	(24)	83	54	29	37	(8)
Depreciation and amortization	855	207	648	212	436	219	217
Contract intangible amortization	187	47	140	48	92	47	45
EBITDA	461	325	136	(356)	492	253	239

Acquisition and restructuring costs	6	5	1	—	1	1	—
Loss on impairment of assets	609	25	584	583	1	1	—
(Gain) loss on disposal of assets, net	5	(2)	7	6	1	2	(1)
Gain on bargain purchase	(11)	—	(11)	—	(11)	(9)	(2)
Loss on retirement of debt	41	2	39	12	27	9	18
Gain on termination of construction contracts	(132)	(132)	—	—	—	—	—
Adjusted EBITDA	979	223	756	245	511	257	254

EBITDA margin	14%	39%	6%	(43)%	31%	31%	30%
Adjusted EBITDA margin	30%	27%	31%	29%	32%	32%	32%

TRANSOCEAN LTD. AND SUBSIDIARIES
SUPPLEMENTAL EFFECTIVE TAX RATE ANALYSIS
(In millions, except tax rates)

	Three months ended
	March 31,	December 31,	March 31,
	2020	2019	2019
Loss before income taxes	$(395)	$(79)	$(179)
Acquisition and restructuring costs	—	5	—
Gain on bargain purchase	—	—	(2)
Loss on impairment of assets	168	25	—
Gain on disposal of assets, net	—	(2)	(1)
Gain on terminated construction contracts	—	(132)	—
Loss on retirement of debt	57	2	18
Adjusted loss before income taxes	$(170)	$(181)	$(164)

Income tax benefit	$(4)	$(24)	$(8)
Acquisition and restructuring costs	—	—	—
Gain on bargain purchase	—	—	—
Loss on impairment of assets	1	—	—
Gain on disposal of assets, net	—	—	—
Gain on terminated construction contracts	—	—	—
Loss on retirement of debt	—	—	—
Changes in estimates (1)	19	110	25
Adjusted income tax expense	$16	$86	$17

Effective Tax Rate (2)	1.1%	30.3%	4.5%

Effective Tax Rate, excluding discrete items (3)	(9.5)%	(47.2)%	(10.6)%

(1) Our estimates change as we file tax returns, settle disputes with tax authorities or become aware of other events and include changes in (a) deferred taxes, (b) valuation allowances on deferred taxes and (c) other tax liabilities.

(2) Our effective tax rate is calculated as income tax expense divided by income before income taxes.

(3) Our effective tax rate, excluding discrete items, is calculated as income tax expense, excluding various discrete items (such as changes in estimates and tax on items excluded from income before income taxes), divided by income before income tax expense, excluding gains and losses on sales and similar items pursuant to the accounting standards for income taxes related to estimating the annual effective tax rate.